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Exhibit (a)(4)

COMPUTER HORIZONS CORP.

FORM OF NOTICE OF WITHDRAWAL
(Election not to Participate)

INSTRUCTIONS:

IF YOU PREVIOUSLY ELECTED TO ACCEPT COMPUTER HORIZON CORP.'S OFFER TO EXCHANGE AND YOU WOULD LIKE TO CHANGE YOUR ELECTION WITH RESPECT TO SOME OR ALL OF YOUR OPTIONS, YOU MUST:

1. COMPLETE THIS FORM, SIGN IT, AND HAND DELIVER IT TO COMPUTER HORIZONS CORP. LEGAL DEPARTMENT, ATTENTION: DAVID CORCORAN. YOU CAN ALSO FAX IT TO (973) 422-6293 OR MAIL IT TO COMPUTER HORIZONS CORP, 49 OLD BLOOMFIELD AVENUE, MOUNTAIN LAKES, NEW JERSEY 07046-1495, ATTENTION: DAVID CORCORAN, AS SOON AS POSSIBLE, BUT IN ANY EVENT, BEFORE 5:00 P.M., EASTERN STANDARD TIME, ON JANUARY 27, 2003. IF YOU SEND YOUR NOTICE OF WITHDRAWAL VIA FAX, BE SURE YOU OBTAIN A CONFIRMATION OF SUCCESSFUL DELIVERY.

2. ENSURE THAT YOU RECEIVE CONFIRMATION OF RECEIPT FROM COMPUTER HORIZONS CORP., LEGAL DEPARTMENT PROMPTLY. PLEASE NOTE THAT EMPLOYEES WHO RETURN FORMS IMMEDIATELY PRIOR TO JANUARY 27, 2003 MAY NOT RECEIVE CONFIRMATION BY SUCH DATE.

I previously received a copy of the Offer to Exchange, dated December 24, 2002, and the Letter of Transmittal (Election to Participate). I signed and returned the Letter of Transmittal (Election to Participate), in which I elected to accept Computer Horizons Corp. offer to exchange option(s). I now wish to change that election, withdraw from my participation in the program and reject Computer Horizons Corp. offer to exchange. I understand that by signing this Notice of Withdrawal (Election not to Participate) and delivering it to our Legal Department.

[    ] I am withdrawing my acceptance of the offer and rejecting the offer to exchange all of my options.

OR

[    ] I am withdrawing my acceptance of the offer and rejecting the offer to exchange only with respect to the option(s) set forth in the table below. I understand that if I do not withdraw my acceptance for all of my option(s), I am not withdrawing any option(s) granted after June 24, 2002 (even if I list them below). [PLEASE TYPE OR PRINT CLEARLY]

Grant Date	No. of Shares Outstanding Under Such Option	Option Price	Expiration Date	ISO/NQSO

I understand that in order to reject the offer, I must sign and deliver this Notice of Withdrawal (Election not to Participate) to David Corcoran of the Legal Department of Computer Horizons Corp. before 5 p.m., Eastern Standard Time, on January 27, 2003 (or such later date and time as designated by Computer Horizons Corp.).

By rejecting the offer to exchange the above listed current option(s), I understand that I will not receive any replacement option(s) pertaining to the above listed option(s), and I will keep those current option(s) at their current exercise price and on their current vesting schedule. The option(s) listed above will continue to be governed by the stock options plan under which they were granted and existing option agreement(s) with Computer Horizons Corp. I have completed and signed the following exactly as my name appears on my original Letter of Transmittal (Election to Participate).

Finally, I agree that Computer Horizons Corp. may confirm its receipt and acceptance of this Notice of Withdrawal (Election not to Participate) by sending notice to my regular Computer Horizons Corp. email address.

Signature of Optionee	Date
Name of Optionee	Country where employed
Social Security Number (U.S. employees)

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Exhibit (a)(4) COMPUTER HORIZONS CORP. FORM OF NOTICE OF WITHDRAWAL (Election not to Participate)